                                                                      Exhibit 11

                      GENICOM Corporation and Subsidiaries
             STATEMENT REGARDING THE COMPANY'S COMPUTATION OF EARNINGS PER SHARE

                                                           TWELVE MONTHS ENDED
                                                       ------------------------------
                                                       DECEMBER 29,      DECEMBER 31,
                                                          1996              1995
                                                       ---------        ----------
SHARES USED IN THIS COMPUTATION:

Weighted average common shares outstanding               10,933            10,760

Shares applicable to stock options, net of shares
  assumed to be purchased from proceeds at
  average market                                          1,235             1,278
                                                       ---------        ----------

TOTAL SHARES FOR EARNINGS PER COMMON SHARE
  AND COMMON SHARE EQUIVALENTS (PRIMARY)                 12,168            12,038

Shares applicable to stock options in addition to
  those used in primary computation due to the use
  of period-end market price when higher than
  average                                                     0                18
                                                       ---------        ----------

TOTAL FULLY DILUTED SHARES                               12,168            12,056
                                                       =========        ==========





                                      E-22